                                                            Exhibit (e)(4)(xxii)
                                                            --------------------


                      SENSORMATIC ELECTRONICS CORPORATION

                SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

                          FOR DIRECTOR LEVEL EMPLOYEES


     AGREEMENT, effective as of January 1, 1999, by and between Sensormatic Electronics Corporation, a Delaware corporation having its principal place of business at 951 Yamato Road, Boca Raton, Florida 33431 (the "Company"), and William Bufe residing at 7750 Belmont Drive, Lake Worth, FL 33467 (the "Key Person").

                              W I T N E S S E T H:
                              -------------------

     WHEREAS, the Key Person has been continually employed by the Company since February 19, 1990 and has been serving in the capacity of Director Finance NAR for at least 1 year since March 25, 1996 and, therefore, is part of the Eligible Class described in Section 4 of the Company's Supplemental Executive Retirement Plan For Director Level Employees (the "Plan");

     WHEREAS, the Key Person is willing to continue in the employment of the Company provided the Company agrees to provide for certain benefits in the event of the Key Person's retirement (or when attaining Normal Retirement Age, if no longer employed by the Company), death or disability, subject to and in accordance with the terms and conditions of the Plan and this Agreement; and

     WHEREAS, the Key Person has been selected by the Board of Directors of the Company (the "Board"), or by a committee designated by the Board to administer the Plan (the "Committee"), to participate in the Plan, in accordance with the terms and conditions of the Plan;

     WHEREAS, in consideration of said selection, the Key Person has agreed to terminate his or her participation in the Company's Key Executive Supplemental Retirement Plan, and to forfeit any and all benefits thereunder payable to him or to her, or to any beneficiaries.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties agree as follows:

          1.  Termination of Certain Rights.  The Key Person herewith terminates
              -----------------------------
     his or her participation in the Company's Key Executive Supplemental Retirement Plan, and agrees with the Company that any and all benefits payable to him or her or his or her beneficiaries thereunder at any time are hereby waived, released and forfeited to the Company, and any agreement thereunder between the Company and the Key Person shall immediately terminate, shall have no further force or effect and shall be null and void. Notwithstanding the foregoing, a Participant's final Retirement Benefit under the Plan cannot be less than the benefit he or she would have been entitled to receive as outlined in Schedule A to the Key Person's Agreement under the Company's Key Executive Supplemental Retirement Plan.

          2.  Incorporation of Plan in This Agreement and Designation of
              ----------------------------------------------------------
              Beneficiary.
              -----------

          a. The Company and the Key Person hereby agree that all of the terms, provisions, conditions and definitions of the Plan (a copy of which is annexed hereto as Exhibit A) are hereby incorporated into this Agreement with the same force and effect as if they were fully set forth herein.

          b. Any benefit payments due under the Plan on account of the death of the Key Person shall be made by the Company to such person(s), entity or entities as the Key Person may designate in Schedule A annexed hereto and made a part hereof. The Key Person shall have the right to change the designated recipient(s) of these payments by presenting to the Company prior to his or her death a revised designation in the form or substantially in the form of Schedule A annexed hereto. In the event the Key Person shall fail to designate a recipient prior to his or her death, the payments shall be made to the Key Person's estate.

          3.  Employment and Termination Rights.
              ---------------------------------

     This Agreement shall not be deemed to create a contract of employment between the Company and the Key Person and shall create no right in the Key Person to continue in the Company's employ for any specific period of time, or to create any other rights in the Key Person or obligations on the part of the Company, except as are set forth in this Agreement and in the Plan. Nor shall this Agreement in any manner restrict the right of the Company at any time, with or without cause, to terminate the Key Person's employment.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                        SENSORMATIC ELECTRONICS CORPORATION

                        By: /s/ Per-Olof Loof
                           ------------------------------------------
                              President and Chief Executive Officer



Witnessed by:

                                        /s/ William Bufe
--------------------------------        ------------------------------
                                         William Bufe

                                   SCHEDULE A

                     DESIGNATION OF DEATH BENEFIT RECIPIENT
                    UNDER SUPPLEMENTAL EXECUTIVE RETIREMENT
                       PLAN FOR DIRECTOR LEVEL EMPLOYEES
                       ---------------------------------

     The undersigned,William Bufe by requests that Sensormatic Electronics Corporation (the "Company") (mark/change) its records to reflect ____________________________________________________ (1) as the designated recipient(s) of any death benefit payable pursuant to the Supplemental Executive Retirement Plan Agreement For Director Level Employees (the "Agreement") between the undersigned and the Company, in the event of the undersigned's death, and to make payments of any death benefit accrued to the above designated recipient(s) as provided for under the term of the Plan and said Agreement. The Company is instructed to treat the above designated recipient(s) as the Key Person's designated recipient until such time as it receives a new "Designation of Death Benefit Recipient" from the undersigned which makes a change.


-------------------------     ----------------------------------------
(Date)                        William Bufe



-------------------------
Witness

(1)  Sample Designations:
     1.  Jane Smith, wife, if living, otherwise to John Smith, son.
     2.  John Smith, son, and Mary Smith, daughter, equally, or to the survivor.
     3. Jane Smith, wife, if living, or otherwise to John Smith, son, and Mary Smith, Daughter, equally, or to the survivor.
     4.  (Name of Recipient).
     5.  His estate.

                                 CONFIRMATION
                                 ------------




          The Undersigned hereby confirms that he or she has received a copy of the Supplemental Executive Retirement Plan for Director Level Employees and the related Beneficiary Designation form in connection with his or her participation in said Supplemental Executive Retirement Plan.




          Signature:
                      -----------------------------------------

          Name:       William Bufe

          Title       Director Finance NAR


Date:
     --------------------------------

                                       2